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                                                                    EXHIBIT 23.1

                                    CONSENT


     We consent to the use in this Amendment No. 5 to the Registration Statement (relating to 3,500,000 shares of Common Stock) of Physician Support Systems, Inc. on Form S-1 of our report dated January 8, 1996 (February 9, 1996 as to
Note 14) on the financial statements of Physician Support Systems, Inc., our report dated December 29, 1995 on the financial statements of North Coast Health Care Management Group, our report dated January 5, 1996 on the financial statements of Medical Management Support, Inc., and our report dated January 31, 1996 on the financial statements of Spring Anesthesia Group, Inc., appearing in the Prospectus, which is a part of this Registration Statement, and to the references to us under the headings 'Selected Financial Data' and 'Experts' in such Prospectus.



DELOITTE & TOUCHE LLP
New York, New York
February 9, 1996



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